ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

WATERBANK OF AMERICA (USA) INC.

Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “Act”), the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST:

The name of the corporation is Waterbank of America (USA) Inc.

SECOND:

The following amendment to the Articles of Incorporation of Waterbank of America (USA) Inc. was duly adopted by the written consent of the holders of a majority of the corporation's issued and outstanding shares in accordance with Section 16-10a-704 on April 17, 2009, in the manner prescribed by the Act, to-wit:

ARTICLE I

CORPORATE NAME

The name of the corporation shall be “Global Water Asset Corporation."

THIRD:

This amendment does not provide for any exchange, reclassification or cancellation of issued shares.  However, resolutions of the Board of Directors and shareholders owning a majority of the corporation’s outstanding common stock, effected a reverse split of its common stock on the basis of one for 45, while retaining the current authorized shares and the par value of one mill ($0.001) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Company, and with all fractional shares to be rounded up to the nearest whole share.

FOURTH:

The effective date of this amendment shall be September 23, 2009.

FIFTH:

This amendment was not adopted by the incorporators or the Board of Directors without stockholder action.

SIXTH:

(a)

The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

CLASS

NUMBER OF SHARES

Common

43,458,206

(b)

The number of shares voted for such amendment was 22,812,196, with none opposing and none abstaining.

IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the corporation under the penalties of perjury this 17th day of September, 2009.

WATERBANK OF AMERICA (USA) INC.

By /s/ Michel Pelletier

Michel Pelletier, Chief Executive Officer